Exhibit 4.2

TWENTY-SECOND SUPPLEMENTAL INDENTURE

THIS TWENTY-SECOND SUPPLEMENTAL INDENTURE, dated as of December 20, 2019 (this “Supplemental Indenture”), is among Callon Petroleum Company, a Delaware corporation (the “Company”), Callon (Permian) Minerals LLC, a Delaware limited liability company (“Callon (Permian) Minerals”), which is a subsidiary of the Company, Callon Petroleum Operating Company, a Delaware corporation (together with Callon (Permian) Minerals, the “Guaranteeing Subsidiaries”), which is a subsidiary of the Company, each of the existing Subsidiary Guarantors (as defined in the Base Indenture referred to below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Carrizo Oil & Gas, Inc., a Texas corporation (the “Predecessor Issuer”), has heretofore executed and delivered to the Trustee an indenture, dated as of May 28, 2008 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Predecessor Issuer’s securities;

WHEREAS, the Predecessor Issuer, certain of its Subsidiaries (as defined in the Base Indenture) and the Trustee have heretofore executed and delivered the Sixteenth Supplemental Indenture, dated as of April 28, 2015 (the Base Indenture as supplemented and amended thereby and by the Eighteenth Supplemental Indenture, dated as of May 20, 2015, and by the Twenty-First Supplemental Indenture, dated as of December 20, 2019, the “2023 Senior Notes Indenture”), providing for the issuance of the Predecessor Issuer’s 6.250% Senior Notes due 2023 (the “2023 Senior Notes”);

WHEREAS, the Predecessor Issuer, certain of its Subsidiaries and the Trustee have heretofore executed and delivered the Twentieth Supplemental Indenture, dated as of July 14, 2017 (the Base Indenture as supplemented and amended thereby and by the Twenty-First Supplemental Indenture, dated as of December 20, 2019, the “2025 Senior Notes Indenture”), providing for the issuance of the Predecessor Issuer’s 8.250% Senior Notes due 2025 (the “2025 Senior Notes” and, together with the 2023 Senior Notes, the “Notes”);

WHEREAS, Section 4.15 of the 2023 Senior Notes Indenture and Section 4.15 of the 2025 Senior Notes Indenture provide that under certain circumstances a Restricted Subsidiary of the Company that is not already a Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor; and

WHEREAS, the Company, pursuant to the terms and provisions of the 2023 Senior Notes Indenture and the 2025 Senior Notes Indenture (collectively, the “Indentures”), proposes in and by this Supplemental Indenture to supplement and amend each of the Indentures insofar as it will apply only to the Notes in certain respects.

NOW, THEREFORE:

To comply with the provisions of the Indentures and in consideration of the premises provided for herein, the Guaranteeing Subsidiaries, the Company, the existing Subsidiary

Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE ONE

GUARANTEE

SECTION 101     Guarantee.

Each of the Guaranteeing Subsidiaries hereby agrees by execution of this Supplemental Indenture, (i) with respect to the 2023 Senior Notes, to be bound by all of the provisions of the 2023 Senior Notes Indenture applicable to a Subsidiary Guarantor to the extent provided for in Article X of the 2023 Senior Notes Indenture, and (ii) with respect to the 2025 Senior Notes, to be bound by all of the provisions of the 2025 Senior Notes Indenture applicable to a Subsidiary Guarantor to the extent provided for in Article X of the 2025 Senior Notes Indenture.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 201     Integral Part.

This Supplemental Indenture constitutes an integral part of the Indentures.

SECTION 202     General Definitions.

For all purposes of this Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Base Indenture; and

(b) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture.

SECTION 203     Adoption, Ratification and Confirmation.

The Indentures, as supplemented and amended by this Supplemental Indenture, are in all respects hereby adopted, ratified and confirmed.

SECTION 204     The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors named herein.

SECTION 205     Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. The exchange of signed copies of this Supplemental Indenture by emailed portable document format (.pdf) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and such copies may be used in lieu of original signatures for all purposes. Signatures of the parties hereto transmitted by portable document format (.pdf) shall be deemed to be their original signatures for all purposes.

SECTION 206     Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

CALLON (PERMIAN) MINERALS LLC f/k/a Carrizo (Permian) Minerals LLC
CALLON PETROLEUM OPERATING COMPANY, as Guaranteeing Subsidiaries

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

BANDELIER PIPELINE HOLDING, LLC
CALLON (EAGLE FORD) LLC f/k/a Carrizo (Eagle Ford) LLC
CALLON (MARCELLUS) LLC f/k/a Carrizo (Marcellus) LLC
CALLON (MARCELLUS) WV LLC f/k/a Carrizo (Marcellus) WV LLC
CALLON (NIOBRARA) LLC f/k/a Carrizo (Niobrara) LLC
CALLON (PERMIAN) LLC f/k/a Carrizo (Permian) LLC
CALLON (UTICA) LLC f/k/a Carrizo (Utica) LLC
CALLON MARCELLUS HOLDING INC. f/k/a Carrizo Marcellus Holding Inc.
CLLR, INC.
HONDO PIPELINE, INC.
MESCALERO PIPELINE, LLC, as existing Subsidiary Guarantors

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

Signature Page to Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Signature Page to Supplemental Indenture